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                             CERTIFICATE OF AMENDMENT OF
                       RESTATED CERTIFICATE OF INCORPORATION OF
                                CV THERAPEUTICS, INC.

    CV THERAPEUTICS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

    FIRST: The name of the corporation is CV THERAPEUTICS, INC. The corporation was originally incorporated under the name of CHOLESTEREX, INC.

    SECOND: The Certificate of Incorporation of the corporation was filed by the Secretary of State on December 11, 1990. The Restated Certificate of Incorporation of the corporation was filed by the Secretary of State on March 29, 1996 (the "Restated Certificate").

    THIRD: The following amendment to the Restated Certificate was duly adopted in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware (the "General Corporation Law") by resolutions duly adopted by the Board of Directors of this Corporation and was approved by the stockholders as provided in Section 228 of the General Corporation Law, and written notice has been given to the stockholders as provided in Section 228(d) of the General Corporation Law.

    FOURTH: Sections A and B of Article Fourth of the Restated Certificate are hereby deleted in their entirety and replaced with the following:

    "A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is one hundred ten million (110,000,000) shares. Sixty-eight million (68,000,000) shares shall be Common Stock, each having a par value of one tenth of one cent ($.001). Forty-two million (42,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($.001).

     B. Eight million (8,000,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred"). One million (1,000,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred"). Six million (6,000,000) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred"). Twelve million, five hundred thousand (12,500,000) of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "Series D Preferred"). Seven million five hundred thousand (7,500,000) of the authorized shares of Preferred Stock are hereby designated "Series E Preferred Stock" (the "Series E Preferred"). Seven million (7,000,000) of the authorized shares of Preferred Stock are hereby designated "Series G Preferred Stock" (the "Series G Preferred")."

    FIFTH: Section C.1.(vi) of Article Fourth of the Restated Certificate is hereby deleted in its entirety and replaced with the following:

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    "(vi)   with respect to the Series G Preferred, $.20 per annum on each outstanding share of Series G Preferred (as adjusted for any stock dividends, combinations or splits with respect to such shares)."


    IN WITNESS WHEREOF, CV THERAPEUTICS, INC. has caused this Restated Certificate of Incorporation to be signed by its Chief Executive Officer and attested to by its Secretary this 23rd day of May, 1996.

                                  CV THERAPEUTICS, INC.


                                  By:  /s/ Louis G. Lange
                                      ---------------------------
                                       Louis G. Lange, M.D., Ph.D.
                                       Chief Executive Officer
ATTEST:


 /s/ Alan C. Mendelson
- ----------------------
Alan C. Mendelson
Secretary


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